Exhibit 10.3

September 23, 2016

Dear Daniel,

On behalf of Tellurian Services LLC (“Tellurian” or “Company”), I am very pleased to offer you a position with us as General Counsel. This is an exempt position under the FLSA. The terms of your employment are as follows:

Start Date

Your start date as an employee will be October 1, 2016.

Work Location and Supervisor

You will be based in Houston. Depending on the Company’s needs, you may work from time to time from other locations for short- to medium-term durations, but you will always remain based in Houston.

You will report to Meg Gentle, CEO.

Compensation

Salary
Your base salary will be $12,500, paid semi-monthly, which is equivalent to a $300,000 annual base salary. You will be eligible for an annual merit increase on January 1, 2018. You shall receive a one-time sign-on bonus in the total amount of $200,000 (to compensate for education expenses), subject to applicable withholdings, on the first payroll date following your commencement date.

Bonus
Your annual target bonus will be 100% with a stretch target of 150%. During your employment, this is a purely discretionary bonus, and will be based on company and personal performance milestones over the course of the year, as agreed between you and your manager. You will not receive a bonus in 2016.

Benefits
We offer a benefits plan at no cost to our employees that includes health, dental, vision, short-term and long-term disability coverage, and 6 percent 401(k) matching. Details of these benefits will be provided to you in separate documents.

Annual Review	You will have a performance review in Q1 of each year of your employment with us at which time we will review your salary, bonus structure, and other company and performance issues.
Equity incentives
You will be granted 900,000 restricted shares of Tellurian Investments, Inc. stock, which will vest upon FID and 100,000 restricted shares of Tellurian Investments, Inc. stock, which will vest at the close of the merger with Magellan Petroleum. You agree to sign a restricted share agreement with respect to these restricted shares.

Other Compensation

You will receive a company-provided parking space, and you will be reimbursed (via a documented expense report) for: (1) your cell phone usage for company business; and (2) mileage at the standard IRS rate for any business travel or travel outside of the office that you are requested to perform.

Vacation

Your annual vacation or “PTO” allowance will be 5 weeks (twenty-five working days, or 200 hours), which shall accrue to you at a rate of 50 hours per calendar quarter. This PTO is the only allowance for vacation, sickness, or personal time that will be allowed; however, you may use PTO in any way you see fit. Any unused PTO during a calendar year will be paid out to you at your hourly wage during the first calendar month of the following year.

Exhibit 10.3

Other terms and conditions

This offer of employment is contingent on your presenting proof of your identity and employment eligibility in the United States within three days of your start date.

In the course of performing your duties, you will have access to sensitive and confidential information relating to Tellurian, its partners, its affiliates, its customers, products, and technology, as well as confidential business plans and financial data of other companies and third parties, all of which are valuable, special, and unique assets (collectively, the “Confidential Information”). You agree that you will not, during or after the term of your employment with Tellurian, disclose any Confidential Information to any third party. You also agree that you shall not make use of any Confidential Information for your own purposes or for the benefit of any third party. You agree to sign a separate nondisclosure or confidentiality agreement that further memorializes these obligations.

By signing this letter, you are confirming that your employment with us will not conflict with any existing agreements to which you are subject and you are not subject to any non-competition agreements.

This letter constitutes the terms of your employment and supersedes any prior discussion. Nothing in this offer letter is to be construed either as an employment contract or a guarantee of employment for any specified time, and all payments described in this letter are contingent upon your continued employment with the Company. You are employed on an at-will basis.

The Company retains the sole right to terminate your employment for any reason and without notice, and nothing in this letter is meant to imply that the Company is relinquishing any of those rights.

Daniel, we look forward to you joining our team and participating in this unique opportunity.

If you agree to the terms of this letter, please indicate your acceptance by signing below and returning a copy via email or in person by close of business on Monday, September 26, 2016. please don’t hesitate to contact me if you have any questions.

All the best, and we look forward to your response.

/s/Lisa Aimone
Lisa Aimone
Director of Human Resources

AGREED AND ACCEPTED:

/s/ Daniel Belhumeur September 23, 2016
Daniel Belhumeur            Date